Exhibit 1.A(5)(a)

Security Life of Denver
Insurance Company
INSURED:	JOHN DOE
POLICY DATE:	February 1, 2001
POLICY NUMBER:	67000001

WE AGREE TO PAY the death benefit to the beneficiary upon the death of the insured while this policy is in force

WE ALSO AGREE to provide the other rights and benefits of the policy. These agreements are subject to the provisions of the policy.

RIGHT TO EXAMINE PERIOD. You have the right to examine and return this policy within 10 days after receipt. The policy may be returned by delivering or mailing it to us at our Customer Service Center or to your registered representative. Immediately upon return it will be deemed void as of the policy date. Upon return of the policy to us, we will refund all premiums paid.
Secretary	President

In this policy "you" and "your" refer to the owner of the policy. "We", "us" and "our" refer to Security Life of Denver Insurance Company.

This policy is a FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY.
This is a NON-PARTICIPATING policy.

Death benefits and other values provided by this contract, when based on the investment experience of a separate account, are variable. These values may increase or decrease based on investment experience and are not guaranteed as to a fixed dollar amount. Death benefits are payable by us upon the death of the insured. There is no maturity date. Flexible premiums are payable by you during the lifetime of the insured until the policy anniversary nearest the insured's 100th birth date.

SECURITY LIFE OF DENVER INSURANCE COMPANY
A Stock Company

Customer Service Center, P. O. Box 173888; Denver, Colorado 80217
Toll Free Number: 1(800) 848-6362

Form 2511(VUL)-2/01

TABLE OF CONTENTS

SCHEDULE     5
DEFINITION OF TERMS     6
INSURANCE COVERAGE PROVISIONS     7
     POLICY DATE      7
     BASE DEATH BENEFIT     7
     CHANGE IN REQUESTED INSURANCE COVERAGE     8
          Requested Increases in Coverage     8
          Requested Decreases in Coverage     8
          Death Benefit Option Changes     8
     CONTINUATION OF COVERAGE AFTER AGE 100     9
     PAYOUT OF PROCEEDS     10
PREMIUM PROVISIONS     10
     SCHEDULED PREMIUMS     10
     UNSCHEDULED PREMIUMS     10
     PREMIUM LIMITATIONS     11
     FAILURE TO PAY PREMIUM     11
     INITIAL PREMIUM ALLOCATION     11
     SUBSEQUENT PREMIUM ALLOCATIONS     11
     CHANGES TO PREMIUM ALLOCATIONS     11
     NET PREMIUM     11
SEPARATE ACCOUNT PROVISIONS     12
     THE SEPARATE ACCOUNT     12
     SEPARATE ACCOUNT DIVISIONS     12
     CHANGES WITHIN THE SEPARATE ACCOUNT     13
GENERAL ACCOUNT PROVISIONS     14
     THE GENERAL ACCOUNT     14

Form 2511(VUL)-2/01   2

     GUARANTEED INTEREST DIVISION     14
     LOAN DIVISION     14
TRANSFER PROVISIONS     14
ACCOUNT VALUE PROVISIONS     14
     ACCOUNT VALUES ON THE INVESTMENT DATE     15
     ACCUMULATION UNIT VALUE     15
     ACCUMULATION EXPERIENCE FACTOR     15
     ACCOUNT VALUE OF THE INVESTMENT OPTIONS OF THE SEPARATE ACCOUNT     15
     ACCOUNT VALUE OF THE GUARANTEED INTEREST DIVISION     16
     ACCOUNT VALUE OF THE LOAN DIVISION     16
MONTHLY DEDUCTIONS      17
     MONTHLY DEDUCTIONS     17
     COST OF INSURANCE     17
LOAN PROVISIONS     18
     POLICY LOANS     18
     LOAN INTEREST     18
     LOAN DIVISION     18
PARTIAL WITHDRAWAL PROVISIONS     18
SURRENDER PROVISIONS     20
     SURRENDER VALUE     20
     SURRENDER CHARGES     20
     BASIS OF COMPUTATIONS     20
     FULL SURRENDERS     20
GRACE PERIOD, TERMINATION AND REINSTATEMENT PROVISIONS     21
     GRACE PERIOD     21
     GUARANTEE PERIOD     21
     TERMINATION     22
     REINSTATEMENT     22

Form 2511(VUL)-2/01   3

     DEFERRAL OF PAYMENT     23
GENERAL POLICY PROVISIONS     23
     THE POLICY     23
     CONTRACT CHANGES     23
     AGE     23
     PROCEDURES     23
     OWNERSHIP     24
     BENEFICIARIES     24
     EXCHANGE RIGHT     24
     COLLATERAL ASSIGNMENT     24
     INCONTESTABILITY     24
     MISSTATEMENT OF AGE OR GENDER     25
     SUICIDE EXCLUSION     25
     PERIODIC REPORTS     25
     ILLUSTRATION OF BENEFITS AND VALUES     25
     NONPARTICIPATING     25
     CUSTOMER SERVICE CENTER     25
PAYOUTS OTHER THAN AS ONE SUM     26
     ELECTION     26
     PAYOUT OPTIONS     26
     CHANGE AND WITHDRAWAL     27
     EXCESS INTEREST     27
     MINIMUM AMOUNTS     27
     SUPPLEMENTARY POLICY     27
     INCOME PROTECTION     27
     DEATH OF PRIMARY PAYEE     28
     PAYMENTS OTHER THAN MONTHLY     28
SETTLEMENT OPTION TABLES     29

Additional benefits or riders, if any, will be listed in the Schedule. The additional provisions will be inserted in the policy.

Form 2511(VUL)-2/01   4

SCHEDULE

POLICY INFORMATION
Policy Number	67000001	Initial Stated Death Benefit	$100,000.00
		Adjustable Term Insurance Death Benefit	$ 50,000.00*
Policy Date	February 1, 2001	Target Death Benefit	$150,000.00*

Insured	JOHN DOE	Additional Benefits:
Issue Age And Gender	35, Male	Adjustable Term Insurance Rider
Death Benefit Option	OPTION 1
		Scheduled Premium	$2,000.00 Annually

Definition of Life Insurance Test	Guideline Premium/Cash Value Corridor Test

CUSTOMER SERVICE CENTER:      P. O. Box 173888, Denver, Colorado 80217

Coverage will expire prior to the policy anniversary nearest the insured's 100th birthday if premiums are insufficient to continue coverage. Coverage will also be affected by partial withdrawals, policy loans, changes in the current cost of insurance rates, the actual credited interest rate for the Guaranteed Interest Division and the investment experience of the Separate Account.

*This amount is the amount of adjustable term death benefit on the policy date. This death benefit will vary from time to time, and may depend on your account value. See the rider and policy for derails.

**This amount is the target death benefit on the policy date. It may change at the beginning of each policy year. See the schedule and rider for details.

CUSTOMER SERVICE CENTER:	P.O. BOX 173888, Denver, COLORADO 80217
Toll Free Number 1(800) 848-6362

Form 2511(VUL)-2/01   5

SCHEDULE (Continued)

SEGMENT BENEFIT PROFILE

Description	Segment Stated Death Benefit Amount	Segment Effective Date	Segment Target Premium	Segment Premium Class
(Segment #1)	$100,000.00	February 1, 2001	$800.00	Standard NonSmoker

ADDITIONAL BENEFITS:
Adjustable Term Insurance Rider premium class or rating is the same as Segment #1

A segment is a block of death benefit coverage. The stated death benefit shown on the schedule page at issue is Segment #1. Additional segments may be added to the policy after issue to increase the death benefit. Each individual segment added to the policy has its own cost of insurance charges and expense charges as shown in the schedule. This is further defined in the Definition of Terms section of your policy.

Form 2511(VUL)-2/01   5A

SCHEDULE (Continued)

     EXPENSE CHARGES

     A.     Premium Expense Charges (As a percent of all premiums) - Premium expense charges will equal the sum of the following:

          1.     Sales Charge:

Segment Year	Sales Charge up to Target Premium

1-5	6.0%
6 and Thereafter	3.5%

          2. Federal Deferred Acquisition Cost Tax Charge and Other Charges (Tax Charge):          4.0%

          We reserve the right to increase or decrease the tax charges due to any change in tax laws. We further reserve the right to increase or decrease the federal deferred acquisition cost tax due to any change in the cost to us.

     B.     Monthly Expense Charges: Monthly expense charges will equal the sum of the following:

Policy Charge	$15 per month for the first 36 policy months $ 7.50 per policy month thereafter.

Monthly Administrative Charge:	$[0.04] per thousand of Stated Death Benefit (or Target Death Benefit, if greater), for all years.

                    Monthly administrative charges apply to death benefits up to $5,000,000.00

MORTALITY AND EXPENSE RISK CHARGE

Policy Years	Annual Percentage	Monthly Percentage
1 through 10	0.90%	0.075%
11 through 20	0.45%	0.0375%
21 and Thereafter	0.0%	0.0%

The appropriate percentage above is multiplied by the account value held in the Separate Account and is deducted monthly.

Form 2511(VUL)-2/01   5B

SCHEDULE (Continued)

SURRENDER CHARGES

     The maximum surrender charges that pertain to the insurance coverages shown in the Schedule are shown in the following table. This table may change upon any increase and/or decrease in the policy's stated death benefit.

SURRENDERS DURING THE POLICY YEAR ENDING	TOTAL SURRENDER CHARGE
2002	$800.00
2003	$800.00
2004	$800.00
2005	$800.00
2006	$800.00
2007	$640.00
2008	$480.00
2009	$320.00
2010	$160.00
2011	0

This charge is reduced by 20.0% per year starting 6 policy years after the segment's effective date until it reaches zero at the beginning of the 10th policy year following that segment's effective date.

Form 2511(VUL)-2/01   5C

SCHEDULE (Continued)

POLICYHOLDER TRANSACTION CHARGES
Requests for sales illustrations:	First illustration each year is free of charge; thereafter $25 for each illustration requested.
Partial withdrawal service fee:	See below

POLICY LOANS
Policy Loan Interest Rate:	3.75% per year in the first 10 policy years; 3.15% per year thereafter.
Guaranteed Interest Rate Credited To Loan Division:	3.00% per year
Minimum Loan Amount:	$100
Maximum Loan Amount:	See the Loan Provisions section.

PARTIAL WITHDRAWALS
Minimum Partial Withdrawal Amount:	$100
Maximum Partial Withdrawal Amount:	Amount which will leave $500 as the net cash surrender value
Partial Withdrawal Service Fee:	The lesser of $25 or 2% of the partial withdrawal amount.
Limit On Partial Withdrawals:	Twelve in a policy year

GUARANTEED INTEREST DIVISION
Guaranteed Interest Rate For Guaranteed Interest Division:	3.00% per year

Form 2511(VUL)-2/01   5D

SCHEDULE (Continued)

To comply with the Definition of Life Insurance Test you have elected, the policy's base death benefit at any time will be at least equal to the account value times the appropriate factor from this table.

DEFINITION OF LIFE INSURANCE DEATH BENEFIT FACTORS BASED ON
THE GUIDELINE PREMIUM / CASH VALUE CORRIDOR TEST

ATTAINED AGE	FACTOR	ATTAINED AGE	FACTOR	ATTAINED AGE	FACTOR	ATTAINED AGE	FACTOR
0-40	2.50

41	2.43	56	1.46	71	1.13	86	1.05
42	2.36	57	1.42	72	1.11	87	1.05
43	2.29	58	1.38	73	1.09	88	1.05
44	2.22	59	1.34	74	1.07	89	1.05
45	2.15
		60	1.30	75	1.05	90	1.05
46	2.09	61	1.28	76	1.05	91	1.04
47	2.03	62	1.26	77	1.05	92	1.03
48	1.97	63	1.24	78	1.05	93	1.02
49	1.91	64	1.22	79	1.05	94	1.01
50	1.85
		65	1.20	80	1.05	95	1.01
51	1.78	66	1.19	81	1.05	96	1.01
52	1.71	67	1.18	82	1.05	97	1.01
53	1.64	68	1.17	83	1.05	98	1.01
54	1.57	69	1.16	84	1.05	99	1.01
55	1.50	70	1.15	85	1.05	100 and older	1.00

Form 2511(VUL)-2/01   5E

SCHEDULE (Continued)

GUARANTEED RATES
Guaranteed Maximum Cost of Insurance Rates Per $1000
(These rates are for the base policy.)

Attained Age	Monthly Cost of Insurance Rate	Attained Age	Monthly Cost of Insurance Rate	Attained Age	Monthly Cost of Insurance Rate	Attained Age	Monthly Cost of Insurance Rate
0	0.34845	26	0.14419	51	0.60870	76	5.91225
1	0.08917	27	0.14252	52	0.66377	77	6.46824
2	0.08251	28	0.14169	53	0.72636	78	7.04089
3	0.08167	29	0.14252	54	0.79730	79	7.64551
4	0.07917	30	0.14419	55	0.87326	80	8.30507
5	0.07501	31	0.14836	56	0.95591	81	9.03761
6	0.07167	32	0.15252	57	1.04192	82	9.86724
7	0.06667	33	0.15919	58	1.13378	83	10.80381
8	0.06334	34	0.16669	59	1.23235	84	11.82571
9	0.06167	35	0.17586	60	1.34180	85	12.91039
10	0.06084	36	0.18670	61	1.46381	86	14.03509
11	0.06417	37	0.20004	62	1.60173	87	15.18978
12	0.07084	38	0.21505	63	1.75809	88	16.36948
13	0.08251	39	0.23255	64	1.93206	89	17.57781
14	0.09584	40	0.25173	65	2.12283	90	18.82881
15	0.11085	41	0.27424	66	2.32623	91	20.14619
16	0.12585	42	0.29675	67	2.54312	92	21.57655
17	0.13919	43	0.32260	68	2.77350	93	23.20196
18	0.14836	44	0.34929	69	3.02328	94	25.28174
19	0.15502	45	0.37931	70	3.30338	95	28.27411
20	0.15836	46	0.41017	71	3.62140	96	33.10676
21	0.15919	47	0.44353	72	3.98666	97	41.68475
22	0.15752	48	0.47856	73	4.40599	98	58.01259
23	0.15502	49	0.51777	74	4.87280	99	83.33333
24	0.15169	50	0.55948	75	5.37793
25	0.14752

The rates shown are for a standard premium class. If the policy is based on a special premium class (other than standard), the maximum cost of insurance rates will be adjusted using the rating factor shown in the Segment Benefit Profile of the Schedule for the special class. If the special premium class is a stated percentage increase, the maximum cost of insurance rates will be determined by multiplying the rates for a standard premium class shown above by the rating factor shown in the Segment Benefit Profile of the Schedule. If the special premium class is a flat amount per $1,000, the maximum cost of insurance rates will be determined by adding the flat amount per $1,000 shown in the Segment Benefit Profile of the Schedule to the rate per $1,000 for the standard premium class shown above. The rates shown above are based on the 1980 Commissioners Standard Ordinary Smoker Composite Mortality Table (Male), age nearest birthday.

Form 2511(VUL)-2/01   5F

DEFINITION OF TERMS

Account value - The sum of the amounts allocated to the investment options of the Separate Account and to the Guaranteed Interest Division, as well as any amount set aside in the Loan Division to secure a policy loan.

Accumulation unit - A unit of measurement used to calculate the account value in each investment option of the Separate Account.

Accumulation unit value - The value of the accumulation units of each investment option of the Separate Account. The accumulation unit value is determined as of each valuation date.

Age  The policy is issued at the age shown in the Schedule. The issue age is the age nearest birthday on the policy date.

Base death benefit - The base death benefit is defined in the Base Death Benefit provision of the policy.

Cash surrender value - The amount of your account value minus the surrender charge, if any.

Customer Service Center - Our administrative office whose address is P. O. Box 173888; Denver, CO 80217. For overnight delivery the address is 1290 Broadway, Denver, CO 80203-5699.

General Account - The account which contains all of our assets other than those held in the separate account or our other separate accounts.

Guaranteed Interest Division - Part of our General Account to which a portion of the account value may be allocated and which provides guarantees of principal and interest.

Initial period - The initial period ends on the earlier of: a) the date this policy was delivered to you plus the Right to Examine Period, so long as we receive notice of the delivery date at our Customer Service Center before the date defined in (b), or (b) the date this policy is mailed from our Customer Service Center plus five days plus the Right to Examine Period.

Investment date -The date we allocate funds to your policy. We will allocate the initial net premium to your policy on the valuation date immediately following the latest of the date: 1) we receive the amount of premium required for coverage to begin under the policy; and 2) we have approved the policy for issue, and 3) all issue requirements have been met and received in our Customer Service Center.

Investment options of the Separate Account - The investment options available, each of which invests in shares of one of the portfolios.

Loan Division - Part of our General Account in which funds are set aside to secure any outstanding policy loan and accrued loan interest when due.

Monthly processing date - The date each month on which the monthly deductions from the account value are due. The first monthly processing date will be the policy date or the investment date, if later. Subsequent monthly processing dates will be the same date as the policy date each month thereafter unless this is not a valuation date, in which case the monthly processing date occurs on the next valuation date.

Net account value - The amount of the account value minus any policy loan and accrued loan interest.

Net cash surrender value - The amount of the cash surrender value minus any policy loan and accrued loan interest.

Net premium - The net premium equals the premium paid minus the premium expense charges shown in the Schedule. These charges are deducted from the premiums before the premium is applied to your account value.

Form 2511(VUL)-2/01   6

Partial withdrawal - The withdrawal of a portion of your net cash surrender value from the policy. The partial withdrawal may cause a surrender charge to be incurred and may reduce the amount of base death benefit in force.

Policy loan - The sum of amounts you have borrowed from your policy, increased by any policy loan interest capitalized when due, and reduced by any policy loan repayments.

Right to examine period - The period of time within which the owner may examine the policy and return it for a refund. See the cover page for your right to examine period.

Scheduled premium - The premium amount you specify on the application as the amount you intend to pay at fixed intervals over a specified period of time. Premiums may be paid on a quarterly, semiannual, or annual basis, as you determine; you need not pay the scheduled premium, and you may change it at any time. Also, within limits, you may pay less or more than the scheduled premium.

Segment - The stated death benefit shown on the benefit profile of the Schedule is the initial segment, or Segment 1. Each increase in the stated death benefit (other than an option change) is a new segment. Each new segment will be shown separately on the Segment Benefit Profile of the Schedule. The first year for a segment begins on the effective date of the segment and ends one year later. Each subsequent year begins at the end of the prior segment year. Each new segment may be subject to a new sales charge, new surrender charges, new cost of insurance charges and new incontestability and suicide exclusion periods.

Segment premium  The actual premium received allocated to existing segments. Premium is allocated in the same proportion that the segment target premium bears to the sum of all segment target premium. If there is only one segment target premium, the entire premium is allocated to the segment. Segment target premium is shown in the Schedule. As each segment has unique segment years, each segment premium is associated with a segment year.

Stated death benefit -The sum of the segments under the policy. The stated death benefit changes when there is an increase or a decrease or when a transaction on the policy causes it to change (for example, a partial withdrawal under an Option 1 base death benefit may cause the stated death benefit to change).

Surrender charge - The charge made against your account value in the event of surrender, policy lapse, requested reductions in the stated death benefit, or certain partial withdrawals.

Target death benefit - The target death benefit for your policy is defined in the Adjustable Term Insurance Rider, if any, attached to the policy.

Valuation date - Each date as of which the net asset value of the shares of the investment portfolios and unit values of the investment options are determined:

Except for days that a Division's corresponding portfolio does not value its shares, a Valuation Date is any day:
(a) The New York Stock Exchange ("NYSE") is open for trading and on which Security Life's Customer Service Center is open for business; or
(b) as may be required by law.

Valuation period - The period which begins at 4:00 p.m. Eastern Time on a Valuation Date and ends at 4:00 p.m. Eastern Time on the next succeeding Valuation Date.

Form 2511(VUL)-2/01   6a

INSURANCE COVERAGE PROVISIONS

POLICY DATE

The policy date shown in the Schedule is the effective date for all coverage provided in the original application. The policy date is the date from which we measure policy years and determine the monthly processing date. The first monthly processing date is the investment date. Future monthly processing dates are the same calendar day of each month as the policy date unless this is not a valuation date in which case the monthly processing date occurs on the next valuation date. A policy anniversary occurs each year on the same month and day as the policy date unless this is not a valuation date in which case the policy anniversary occurs on the next valuation date. The effective date for new segments and additional benefits is shown in the Schedule.

BASE DEATH BENEFIT

The base death benefit will be, at any time, determined as follows:

Option 1: Under Option 1, the base death benefit is the greater of:
                (a) the stated death benefit; or
                (b) the account value multiplied by the appropriate factor from the Death Benefit Factors shown in the Schedule.

Option 2: Under Option 2, the base death benefit is the greater of:
                (a) the stated death benefit plus the account value, or
                (b) the account value multiplied by the appropriate factor from the Death Benefit Factors shown in the Schedule.

Option 3: Under Option 3, the base death benefit is the greater of:
                (a) the stated death benefit plus premiums received less partial withdrawals, or
                (b) the account value multiplied by the appropriate factor from the Death Benefit Factors shown in the Schedule.

The stated death benefit and the death benefit option are shown in the Schedule.

This policy is designed to qualify as a life insurance contract under the Internal Revenue Code. All terms and provisions of the policy shall be construed in a manner consistent with that design. The base death benefit in force at any time shall not be less than the amount of insurance necessary to achieve such qualification under the applicable provisions of the Internal Revenue Code in existence at the time the policy is issued. We reserve the right to amend the policy or adjust the amount of insurance when required. We will send you a copy of any policy amendment.

Form 2511(VUL)-2/01   7

CHANGE IN REQUESTED INSURANCE COVERAGE

You may request that the insurance coverage be increased or decreased. Decreases are not allowed before the first policy anniversary. The change in coverage may not be for an amount less than $1,000. The effective date of the change will be the monthly processing date immediately following the date your written application is approved by us. After any change to the stated death benefit, you will receive an amended Schedule reflecting the change, the benefit under any riders, if applicable, the guaranteed cost of insurance rates, the new target premium and the new surrender charge.

Requested Increases in Coverage

Subject to our limits, you may request an increase in the stated death benefit through attained age 85. An increase will become effective as of the monthly processing date immediately following the date your written application is approved by us. You must provide evidence satisfactory to us that the insured is insurable according to our normal rules of underwriting for this type of policy. This evidence will include an application and may include required medical information. An increase will consist of a new segment of stated death benefit. Each new segment will result in a new sales charge which will be deducted from the premium allocated to the new segment. The new segment may also be subject to new surrender charges; new per thousand of stated death benefit charges; new cost of insurance charges and new incontestability and suicide exclusion periods.

Requested Decreases in Coverage

After the first policy anniversary, you may request a decrease in the stated death benefit. A decrease will be effective as of the monthly processing date immediately following the date your written application is approved by us. A decrease will first reduce Adjustable Term Insurance Rider coverage, if attached to your policy, and will then reduce each of the stated death benefit segments in the same proportion as the stated death benefit is reduced. A surrender charge will apply if the stated death benefit is decreased and the decrease occurs during the 9 years following the policy date or the date of the prior increase. If a surrender charge applies, it will be deducted from your account value and future surrender charges will be reduced.

The stated death benefit after any change must equal the minimum we require to issue this policy.

Death Benefit Option Changes

Beginning with the first monthly processing date and ending with the policy anniversary nearest the insured's 100th birth date, you may request a change to the death benefit option. This change will be effective as of the next monthly processing date following approval. A death benefit option change applies to the entire stated death benefit. We may not allow any change if it would reduce the stated death benefit below the minimum we require to issue this policy at the time of reduction. Death benefit option changes from Option 1 to Option 3, from Option 2 to Option 3 and from Option 3 to Option 2 are not allowed. After the effective date of the change, the stated death benefit will be changed according to the following table:

Form 2511(VUL)-2/01   8

OPTION FROM	CHANGE TO	STATED DEATH BENEFIT FOLLOWING CHANGE EQUALS:
Option 1	Option 2	Stated death benefit prior to such change minus your account value as of the effective date of the change.
Option 2	Option 1	Stated death benefit prior to such change plus your account value as of the effective date of the change.
Option 3	Option 1	Stated death benefit prior to such change plus the sum of all premiums paid minus all partial withdrawals taken prior to the effective date of the change.

     To determine the segment stated death benefit after an option change, your account value will be allocated to each segment in the same proportion that segment bears to the stated death benefit as of the effective date of the change.

CONTINUATION OF COVERAGE AFTER AGE 100

If the policy is in force on the policy anniversary nearest the insured's 100th birth date, the policy will continue pursuant to the terms of the policy. On this date, the following will occur:

               a)     If there is no Adjustable Term Insurance Rider on the policy, the stated death benefit for the policy remains unchanged as of the policy anniversary nearest the insured's 100th birth date. If there is an Adjustable Term Insurance Rider attached to the policy, the stated death benefit for the policy will equal the target death benefit on the policy anniversary nearest the insured's 100th birth date. Any Adjustable Term Insurance Rider will then terminate.
               b)     All other riders attached to the policy also will terminate;
               c)     The portion of your account value invested in the divisions of the Separate Account will be transferred into the Guaranteed Interest Division and no further investment in the divisions of the Separate Account will be allowed; and
               d)     If the death benefit option in force on the policy is option 2 or option 3, the policy will be converted to death benefit option 1 in accordance with the procedures outlined in the Death Benefit Option Changes provision of the policy and no further changes will be allowed to the death benefit option.

After the policy anniversary nearest the insured's 100th birth date, no further premiums will be accepted and no monthly deductions will be made. Policyholder transaction charges continue to be deducted at the time of the applicable transaction. We will continue to credit interest to the account value. Policy loans and withdrawals continue to be available. Any existing policy loan will continue. Policy loan interest will continue to accrue. Payments on policy loans and policy loan interest will be accepted. The policy will enter the 61-day grace period if the surrender value is zero or less.

If you do not want coverage to continue past the policy anniversary nearest the insured's 100th birth date, the policy may be surrendered at that time, or earlier.

Form 2511(VUL)-2/01   9

PAYOUT OF PROCEEDS

Proceeds refers to the amount we will pay:

      (a) upon surrender of the policy, or
      (b) upon the death of the insured.

The proceeds upon surrender of this policy will be the net cash surrender value. The amount of proceeds payable upon the death of the insured will be the base death benefit in effect on the date of the insured's death; plus any amounts payable from any additional benefits provided by rider; minus any outstanding policy loan including accrued but unpaid interest; minus any unpaid monthly deductions incurred prior to the date of death. The calculation of the death proceeds will be computed as of the date of the insured's death.

We will determine the amount of proceeds payable upon the death of the insured when we have received due proof of death and any other information which is necessary to process the claim. Any proceeds we pay are subject to adjustments as provided in the Misstatement of Age or Sex, Suicide Exclusion and Incontestability provisions.

We will pay proceeds in one sum unless you request an alternate form of payment. There are many possible methods of payment. The available payout options are described in the Payouts Other Than As One Sum provision. Contact us or your registered representative for additional information. Interest will be paid on the one sum death proceeds from the date of death of the insured to the date of payment, or until a payout option is selected. Interest will be at the rate we declare, or at any higher rate required by law.

PREMIUM PROVISIONS

SCHEDULED PREMIUMS

The scheduled premium as shown in the Schedule may be paid while this policy is in force prior to the policy anniversary nearest the insured's 100th birth date. You may increase or decrease the amount of the scheduled premium, subject to limits we may set and provisions in the Premium Limitation provision. Under conditions provided in the Grace Period provision and the Guarantee Period provision you may be required to make premium payments to keep the policy in force. You may pay premiums on a monthly basis through an automated payment facility.

UNSCHEDULED PREMIUMS

You may make unscheduled premium payments at any time the policy is in force prior to the policy anniversary nearest the insured's 100th birth date, subject to the Premium Limitation provision. Unless you tell us otherwise, these premium payments will first be applied to reduce or pay off any existing policy loan and, as such, premium expense charges will not be deducted. We may limit the amount of such unscheduled premium payments if the payment would result in an increase in the base death benefit.

Form 2511(VUL)-2/01   10

PREMIUM LIMITATION

If the Definition of Life insurance test used for your policy is the Guideline Premium / Cash Value Corridor Test, we will not accept any premium that disqualifies your policy as a life insurance policy under the Internal Revenue Code. No premium may be paid after the insured's death. No premium may be paid after the policy anniversary nearest the insured's 100th birth date.

FAILURE TO PAY PREMIUM

If you stop paying premiums prior to the policy anniversary nearest the insured's 100th birth date, your coverage may lapse. See your Grace Period provision for details.

INITIAL PREMIUM ALLOCATION

If the initial period has not ended on the investment date, net premium amounts designated for allocation to investment options of the Separate Account will be allocated to the money market division and any net premium amount designated for allocation to the Guaranteed Interest Division will be allocated to that division. Any additional net premium amounts received after the investment date and before the end of the initial period will be allocated in the same manner as the initial net premium at the end of the valuation period during which we receive the premium at our Customer Service Center. On the valuation date immediately following the end of the initial period, the balance of the money market division will be transferred to other portfolios of the Separate Account according to your allocation instructions. Amounts allocated to the Guaranteed Interest Division will remain in that division.

If the initial period has ended on the investment date, initial net premium amounts will be allocated to investment options of the Separate Account and/or the Guaranteed Interest Division in accordance with your allocation instructions.

SUBSEQUENT PREMIUM ALLOCATIONS

After the initial premium allocation, all future scheduled and unscheduled premiums will be allocated to the investment options of the Separate Account in accordance with your allocation instructions. The allocation will occur on the valuation date immediately following our receipt of the premium at our Customer Service Center.

CHANGES TO PREMIUM ALLOCATIONS

You may change your premium allocation in accordance with instructions included in your policy prospectus.

NET PREMIUM

The net premium equals the premium paid minus the premium expense charges shown in the Schedule. The premium expense charge is the sales charge plus the tax charge.

Form 2511(VUL)-2/01   11

Each time we receive a premium we determine the sales charge by multiplying the applicable sales charge percentage times the segment premium. There is a different sales charge percentage for the segment year in which the premium is received. Premiums allocated to a new segment will be subject to a new sales charge.

Each time we receive a premium we determine the tax charge by multiplying the applicable tax charge percentage times the segment premium.

The Schedule shows: (1) the target premium for each segment; (2) the percentage sales charges; and (3) the tax percentage. Segment premium is defined in the Definition of Terms section of your policy.

SEPARATE ACCOUNT PROVISIONS

THE SEPARATE ACCOUNT

The Separate Account is an account established by us, pursuant to the laws of the State of Colorado, to separate the assets funding the benefits for the class of policies to which this policy belongs from the other assets of Security Life of Denver Insurance Company.

The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940. All income, gains and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to income, gains or losses of our General Account. The assets of the Separate Account are our property but are separate from our General Account and our other Separate Accounts. That portion of the assets of the Separate Account which is equal to the reserves and other policy liabilities with respect to the Separate Account is not subject to creditor claims against us.

SEPARATE ACCOUNT DIVISIONS

The Separate Account is divided into divisions, each of which invests in a fund portfolio designed to meet the objectives of the division. The current eligible divisions are shown in your annual policy prospectus. We may, from time to time, add additional divisions. If we do, you may be permitted to select from these other divisions subject to the terms and conditions we may impose on those allocations.

Form 2511(VUL)-2/01   12

CHANGES WITHIN THE SEPARATE ACCOUNT

When permitted by law, and subject to any required notice to you and acceptance of the Securities and Exchange Commission ("SEC"), state regulatory authorities or policy owners, we may from time to time make the following changes to the Separate Account:

  Make additional divisions available. These divisions will invest in investment portfolios we find suitable for the policy.
  Eliminate divisions from the Separate Account or combine 2 or more divisions.
  Substitute a new portfolio for the portfolio in which a division invests. A substitution may become necessary if, in our judgment, a portfolio no longer suits the purposes of the policy. This may happen due to a change in laws or regulations, or a change in a portfolio's investment objectives or restrictions. This may also happen if the portfolio is no longer available for investment, or for some other reason, such as a declining asset base.
  Transfer assets of the Separate Account, which we determine to be associated with the class of policies to which your policy belongs, to another Separate Account.
  Withdraw the Separate Account from registration under the Investment Company Act of 1940.
  Operate the Separate Account as a management investment company under the Investment Company Act of 1940.
  Invest one or more divisions in a mutual fund other than, or in addition to, the portfolios.
  Discontinue the sale of policies.
  Terminate any employer or plan trustee agreement with us pursuant to its terms.
  Restrict or eliminate any voting rights as to the Separate Account.
  Make any changes required by the Investment Company Act of 1940 or the rules or regulations thereunder.

Form 2511(VUL)-2/01   13

GENERAL ACCOUNT PROVISIONS

THE GENERAL ACCOUNT

The General Account holds all of our assets other than those held in the Separate Account or our other separate accounts. The Guaranteed Interest Division is a part of our General Account.

GUARANTEED INTEREST DIVISION

The Guaranteed Interest Division is another investment option to which you may allocate premiums or make transfers. The account value of the Guaranteed Interest Division is equal to amounts allocated to this division plus any earned interest minus deductions taken from this division. Interest is credited at the guaranteed rate shown in the schedule or may be credited at a higher rate. Any higher rate is guaranteed to be in effect for at least 12 months.

LOAN DIVISION

The Loan Division is the account set aside to secure the policy loan, if any. See the Loan Provision section for information.

TRANSFER PROVISIONS

After the initial period and until the policy anniversary nearest the insured's 100th birth date, your account value in each division may be transferred to any other investment options of the Separate Account or to the Guaranteed Interest Division upon your request. One transfer from the Guaranteed Interest Division into the separate account divisions may be made during the first 30 days of each policy year. The minimum required for transfer is $100. Additional limitations and requirements for transfers will be listed in and governed by your annual policy prospectus in effect at the time of the transfer. We reserve the right to modify these limitations and requirements from time to time. On the policy anniversary nearest the insured's 100th birth date, your account value in each division of the Separate Account will be transferred into the Guaranteed Interest Division and no further transfers will be allowed.

ACCOUNT VALUE PROVISIONS

The account value is the sum of the current amounts allocated to the investment options of the Separate Account and to the Guaranteed Interest Division plus your balance in the Loan Division.

The account value is based on the premiums paid, policy and rider charges assessed, loans and withdrawals taken, monthly deductions, premium expense charges, transaction charges, any surrender charges, and the investment experience or credited interest of the investment options or division to which your account value is allocated.

Your net account value is equal to your account value minus any policy loan and accrued but unpaid loan interest.

Form 2511(VUL)-2/01   14

ACCOUNT VALUES ON THE INVESTMENT DATE

The account value of each investment option of the Separate Account and the Guaranteed Interest Division as of the investment date is equal to:

      (a) The allocation to that investment option of the first net premium paid; minus
      (b) The portion of any monthly deductions due on the investment date allocated to that investment option.

ACCUMULATION UNIT VALUE

The investment experience of an investment option of the Separate Account is determined as of each valuation date. We use an accumulation unit value to measure the experience of each of the Separate Account investment options during a valuation period. We set the accumulation unit value at $10 on the valuation date when the first investments in each investment option of the Separate Account are made. The accumulation unit value for a valuation period equals the accumulation unit value for the preceding valuation period multiplied by the Accumulation Experience Factor defined below for the valuation period.

The number of units for a given transaction related to an investment option of the Separate Account as of a valuation date is determined by dividing the dollar value of that transaction by that investment option's accumulation unit value for that date.

ACCUMULATION EXPERIENCE FACTOR

For each investment option of the Separate Account, the accumulation experience factor reflects the investment experience of the portfolio in which that option invests and the charges assessed against that division for a valuation period. The accumulation experience factor is calculated as follows:

      a) The net asset value of the portfolio in which that investment option invests as of the end of the current valuation period; plus
      b) The amount of any dividend or capital gains distribution declared and reinvested in the portfolio in which that option invests during the current valuation period; minus
      c) A charge for taxes, if any.
      d) The result of (a), (b) and (c) divided by the net asset value of the portfolio in which that option invests as of the end of the preceding valuation period.

ACCOUNT VALUE OF THE INVESTMENT OPTIONS OF THE SEPARATE ACCOUNT

On subsequent valuation dates after the investment date, your account value of each investment option of the Separate Account is calculated as follows:

      a) The number of accumulation units in that investment option as of the beginning of the current valuation period multiplied by that investment option's accumulation unit value for the current valuation period; plus
      b) Any additional net premiums allocated to that investment option during the current valuation period; plus
      c) Any account value transferred to or minus any account value transferred from the Separate Account during the current valuation period; minus
      d) Any partial withdrawals allocated to that investment option and any applicable withdrawal service fees which are allocated to the Separate Account during the current valuation period; plus

Form 2511(VUL)-2/01   15

      e) Any amounts released from the Loan Division as a result of a loan or loan interest payment, or minus amounts transferred to the Loan Division as of a result of any loans which are allocated to the investment options of the Separate Account during the current valuation period; minus
      f) The portion of any surrender charge resulting from a decrease in stated death benefit allocated to the investment option; minus
      g) The portion of the monthly deduction allocated to the investment options of the Separate Account, if a monthly processing date occurs during the current valuation period.

ACCOUNT VALUE OF THE GUARANTEED INTEREST DIVISION

On valuation dates after the investment date, your account value of the Guaranteed Interest Division is calculated as follows:

      a) The account value of the Guaranteed Interest Division at the end of the preceding valuation period plus interest at the declared rate credited during the current valuation period; plus
      b) Any additional net premiums allocated to the Guaranteed Interest Division plus interest credited to these premiums during the current valuation period; plus
      c) Any account value transferred to or minus any account value transferred from the Guaranteed Interest Division during the current valuation period; minus
      d) Any partial withdrawals taken and any applicable withdrawal service fees which are allocated to the Guaranteed Interest Division during the current valuation period; plus
      e) Any amounts released from the Loan Division as a result of a loan or loan interest payment, or minus amounts transferred to the Loan Division as a result of any loans which are allocated to the Guaranteed Interest Division during the current valuation period; minus
      f) The portion of any surrender charge resulting from a decrease in stated death benefit allocated to the Guaranteed Interest Division, minus
      g) The portion of the monthly deduction allocated to the division, if a monthly processing date occurs during the current valuation period.

ACCOUNT VALUE OF THE LOAN DIVISION

On valuation dates after the investment date, your account value of the Loan Division is equal to:

      a) The account value of the Loan Division on the prior valuation date; plus
      b) Any interest credited to the Loan Division during the valuation period; plus
      c) An amount equal to any additional loans since the prior valuation date; minus
      d) Any loan repayments, including payment of loan interest in cash; plus
      e) The amount of accrued loan interest if the valuation date is a policy anniversary; minus
      f) The amount of interest credited to the Loan Division during the year if the valuation date is a policy anniversary.

On policy anniversaries, any amount of interest credited to the Loan Division during the year is transferred from the Loan Division to the Separate Account and Guaranteed Interest Division according to your premium allocation then in effect.

Form 2511(VUL)-2/01   16

MONTHLY DEDUCTIONS

MONTHLY DEDUCTION

The monthly deduction is equal to:

      a) the cost of insurance charges for this policy; plus
      b) the monthly charges for any other additional benefits provided by rider; plus
      c) the monthly expense charges shown in the Schedule
      d) the monthly mortality and expense risk charge shown in the Schedule
      e) The charge for the Guaranteed Minimum Death Benefit option, if elected.

The monthly deductions are allocated to the investment options of the Separate Account and Guaranteed Interest Division as described in the policy prospectus in effect at the time of the transaction. This deduction is taken from your account value as of the monthly processing date. This deduction will display in periodic reports we send you at least once each policy year. After the policy anniversary nearest the insured's 100th birth date, no further monthly deductions will be made.

Policyholder transaction charges are deducted at the time of the applicable transaction.

COST OF INSURANCE

The cost of insurance is determined on a monthly basis for each segment. Such cost is the monthly cost of insurance rate for the insured's premium class for each segment multiplied by the net amount at risk. The net amount at risk is (a) minus (b) where:

      a) is the sum of (i) the base death benefit for each segment as of the monthly processing date after the monthly deductions (other than cost of insurance charges for the base death benefit, any Adjustable Term Insurance Rider and any Waiver of Cost of Insurance Rider), divided by (ii) 1 plus the monthly equivalent of the guaranteed interest rate for the Guaranteed Interest Division as shown in the Schedule; and
      b) is your account value as of the monthly processing date after the monthly deductions (other than the cost of insurance for the base death benefit, any Adjustable Term Insurance Rider and any Waiver of Monthly Deduction Rider).

The net amount at risk will be allocated to a segment in the same proportion as that segment's stated death benefit bears to the sum of the stated death benefits for all segments.

The cost of insurance rates will be determined by us from time to time. They will be based on the age and gender as of the effective date of coverage, the duration since the coverage began and the segment premium class. Any change in rates will apply to all individuals of the same premium class and whose policies have been in effect for the same length of time. The rates will never exceed those rates shown in the Table of Guaranteed Rates as adjusted for any rating. These tables are in the Schedule.

Each time there is a new segment, the net amount at risk will be allocated to each segment in the same proportion that segment bears to the stated death benefit. Different rates will apply to each segment depending upon the segment premium class, the age as of the effective date of the increase and the duration since the effective date of the increase.

Form 2511(VUL)-2/01   17

LOAN PROVISIONS

POLICY LOANS

You may obtain a policy loan on or after the first monthly processing date. The maximum amount you may borrow at any time equals the net cash surrender value on the date of the loan request less all monthly deductions to the next policy anniversary, or 13 monthly deductions if you take a loan within the 30-day period before your next policy anniversary. The policy loan is a first lien on your policy. The minimum amount you may borrow is shown in the Schedule. The outstanding policy loan amount is equal to the loan amount as of the beginning of the policy year plus new loans and minus loan repayments, plus accrued interest.

LOAN INTEREST

The annual policy loan interest rate is shown in the Schedule. If a loan is made, interest is due and payable at the end of the policy year. Thereafter, interest on the loan amount is due annually at the end of each policy year until the loan is repaid. If interest is not paid when due, it is added to the policy loan.

If the policy loan amount and any accrued interest equals or exceeds the cash surrender value, a premium sufficient to keep this policy in force must be paid as provided in the Grace Period provision.

LOAN DIVISION

When a policy loan is taken or when interest is not paid in cash when due, an amount equal to the loan (or unpaid loan interest, respectively) is transferred from the investment options of the Separate Account and the Guaranteed Interest Division to the Loan Division to secure the loan. This amount will be deducted from the investment options of the Separate Account and the Guaranteed Interest Division in the same proportion that your account value in each division bears to your net account value as of the date the transfer is effective unless otherwise specified in your instructions to us. Your account value in the Loan Division will be credited with interest at the interest rate for the Loan Division shown in the Schedule.

When a loan repayment is made an amount equal to the repayment is transferred from the Loan Division to the Guaranteed Interest Division and the portfolios of the Separate Account in the same proportion as your current premium allocation unless you request a different allocation in writing.

PARTIAL WITHDRAWAL PROVISIONS

You may request a partial withdrawal from your account value on any valuation date after the first policy anniversary by writing to us at our Customer Service Center. The minimum and maximum partial withdrawal amounts are shown in the Schedule. When we process a partial withdrawal, the amount of the withdrawal plus a service fee is deducted from your account value. The amount of the service fee is shown in the Schedule. We limit the number of partial withdrawals in a policy year and this number is shown in the Schedule.

Form 2511(VUL)-2/01   18

The stated death benefit is not reduced by a partial withdrawal taken when the base death benefit has been increased to qualify your policy as life insurance under the Internal Revenue Code and the amount withdrawn is no greater than that which reduces your account value to the level which no longer requires the base death benefit to be increased for Internal Revenue Code purposes.

The stated death benefit is reduced by the amount of the partial withdrawal unless one of the following exceptions applies.

          For a policy under an Option 1 death benefit, the stated death benefit is not reduced by a partial withdrawal:

               a)     if no more than 15 years have elapsed since the policy date, and
               b)     the insured is not yet age 81, and
               c)     the partial withdrawal taken is less than the greater of 10% of your account value or 5% of the stated death benefit, calculated immediately before the partial withdrawal is taken. Any additional amount withdrawn reduces your stated death benefit by that additional amount.

          For a policy under an Option 2 death benefit, a partial withdrawal does not reduce your stated death benefit.

          For a policy under an Option 3 death benefit, a partial withdrawal reduces your stated death benefit by any amount of the partial withdrawal in excess of premiums paid, less prior withdrawals, to the date of the partial withdrawal.

Any reduction in death benefit or account value will occur as of the date the partial withdrawal occurs. No partial withdrawal will be allowed if the death benefit remaining in force after any such partial withdrawal is below our minimum required to issue this policy.

You may specify how much of the withdrawal you wish taken from each investment option of the Separate Account or from the Guaranteed Interest Division. You may not withdraw from the Guaranteed Interest Division more than the total withdrawal times the ratio of your account value in the Guaranteed Interest Division to your net account value immediately prior to the withdrawal. Unless you indicate otherwise, we will make the withdrawal from the amounts in the Guaranteed Interest Division and the divisions of the Separate Account in the same proportion that your account value in each division bears to your net account value immediately prior to the withdrawal. The withdrawal service fee and any surrender charge deducted from your account value is deducted from each investment option of the Separate Account and the Guaranteed Interest Division in the same proportion that your account value of each investment option bears to your net account value immediately after the withdrawal. The withdrawal service fee deducted from your account value is deducted from each investment option and from the Guaranteed Interest Division as described in the prospectus in effect at the time of the transaction.

We may send you a new Schedule to reflect the effect of the withdrawal, if there is any change to the stated death benefit and surrender charges. We may ask you to return your policy to our Customer Service Center to make this change. The withdrawal and the reductions in death benefits will be effective as of the valuation date after we receive your request.

Form 2511(VUL)-2/01   19

SURRENDER PROVISIONS

SURRENDER VALUE

The net cash surrender value on any date will be your account value minus any applicable surrender charge and minus any policy loan including accrued but unpaid loan interest.

SURRENDER CHARGES

A separate surrender charge will apply to each stated death benefit coverage segment. The surrender charge for this policy is the sum of the surrender charge for each coverage segment of stated death benefit.

The surrender charge for each segment is determined from the surrender charge table in the Schedule. It depends on the segment's issue age, effective date and initial stated death benefit as shown in the Schedule.

During the first 9 policy years or within 9 years of the effective date of an increase in the stated death benefit segment, if you request a decrease to the stated death benefit or take a partial withdrawal which causes the stated death benefit to decrease, the surrender charge will decrease in the same proportion that the stated death benefit decreases.

Upon a decrease in the stated death benefit, a portion of the surrender charge will be deducted from your account value. The amount of the surrender charge which will be deducted from your account value will equal the surrender charge in effect before the decrease minus the surrender charge in effect after the decrease. A surrender charge is not deducted from your account value if the stated death benefit is decreased because the death benefit option is changed. If the surrender charge deducted from your account value causes your net account value to become zero or less, you may enter the Grace Period (see Grace Period).

BASIS OF COMPUTATIONS

The cash surrender value under the policy is not less than the minimums required as of the policy date by the state in which your policy was delivered. A detailed statement of the method of computation of policy values under the policy has been filed with the insurance department of the state in which the policy was delivered, if required.

FULL SURRENDERS

You may surrender your policy after the Right to Examine Period or at any time during the lifetime of the Insured and receive the net cash surrender value. We will compute the net cash surrender value as of the next valuation date after we receive both your request and the policy at our Customer Service Center. This policy will be canceled as of the date we receive your request, and there will be no further benefits under this policy.

Form 2511(VUL)-2/01   20

GRACE PERIOD, TERMINATION AND REINSTATEMENT PROVISIONS

GRACE PERIOD

If the following conditions occur on a monthly processing date, the policy will enter into the 61 day Grace Period:

      a) The net account value is zero or less, and
      b) The Guarantee Period described below has expired or been terminated.

We will give you a 61 day Grace Period from this monthly processing date to make the required premium payment. The required premium payment then due must be paid to keep the policy in force. If this amount is not received in full by the end of the Grace Period, the policy will lapse without value. The required premium payment will be equal to past due charges plus an amount we expect to be sufficient to keep the policy and any riders in force for 2 months following the receipt of the required premium payment. If we receive at least the required premium payment during the Grace Period we will make deductions from the net premium payment for the past due amounts and apply any remaining amount as premium to the policy.

Notice of the amount of the required premium payment will be mailed to you and any assignee at the last known address at least 30 days before the end of the Grace Period.

If the insured dies during the Grace Period, we will deduct any overdue monthly deductions from the death proceeds of the policy.

GUARANTEE PERIOD

If the you elect a Guaranteed Minimum Death Benefit option, the policy will not terminate during the guarantee period even if the net account value is zero except as provided below. When your policy is kept in force under this option, all riders will terminate.

Each monthly guarantee period premium equals 1/12 of the guarantee period annual premium. The guarantee period annual premium is shown in the Schedule. We use this premium for each policy year until the effective date of a change in the stated death benefit. If there is a change, a new Schedule will show the applicable minimum guarantee period annual premium for subsequent policy years.

The guarantee period will expire on the guarantee period expiration date if, on any monthly processing date:

      a) the actual premiums paid, minus the amount of any partial withdrawals and any policy loan including accrued but unpaid interest are less than
      b) the sum of the guarantee monthly premiums for each policy month starting with the first policy month to and including the policy month that begins on the current monthly processing date.

The guarantee period expiration date is shown in the Schedule.

Form 2511(VUL)-2/01   21

The guarantee period will also terminate if your account value, on any monthly processing date, is not diversified according to the following rules:

      a) No more than 35% of your net account value may be invested in any one division; and
      b) Your net account value must be invested in at least 5 divisions.

You will satisfy these diversification requirements if: (i) you are participating in the automatic rebalancing feature defined in and governed by the policy prospectus in effect on the policy effective date and your automatic rebalancing allocations comply with the diversifications specified above; or (ii) you elect dollar cost averaging and direct the resulting transfers into at least four other divisions with no more than 35% of any transfer being to any one division.

TERMINATION

All coverage provided by this policy will end as of the earliest of:

      a) The date the policy is surrendered;
      b) The date of death of the insured; or
      c) The date the Grace Period ends without payment of the required premium.

REINSTATEMENT

The policy may be reinstated within five years after the beginning of the Grace Period. The reinstatement will be effective as of the monthly processing date on or next following the date we approve your written application.

We will reinstate the policy and any riders if the following conditions are met:

      a) You have not surrendered the policy for its net cash surrender value;
      b) You submit evidence satisfactory to us that the insured and those insured under any riders are still insurable according to our normal rules of underwriting for this type of policy; and
      c) We receive payment of the amount of premium sufficient to keep the policy and any riders in force from the beginning of the Grace Period to the end of the expired Grace Period and for 2 months after the date of reinstatement. We will let you know, at the time you request reinstatement, the amount of premium needed for this purpose.

The surrender charge as of the date of reinstatement will equal the surrender charge as of the beginning of the Grace Period.

We will reinstate any policy loan, with accrued loan interest to the end of the Grace Period, which existed when coverage ended.

Upon reinstatement, the net premium received minus past due amounts will be allocated to the Divisions of the Separate Account and the Guaranteed Interest Division according to the premium allocation percentages in effect at the start of the Grace Period or as directed by you in writing at the time of reinstatement.

Form 2511(VUL)-2/01   22

DEFERRAL OF PAYMENT

Requests for transfers, withdrawals or payment of proceeds for a full surrender will be mailed within 7 days of receipt of the request in a form acceptable to us. However, we may postpone the processing of any such Separate Account transactions for any of the following reasons:

      a) The NYSE is closed, other than customary weekend and holiday closings.
      b) Trading on the NYSE is restricted by the SEC.
      c) The SEC declares that an emergency exists as a result of which disposal of securities in the Separate Account is not reasonably practicable to determine your Account Value in the divisions.
      d) A governmental body having jurisdiction over the Separate Account by order permits such suspension.

Rules and regulations of the SEC, if any, are applicable and will govern as to whether conditions described in (b), (c), or (d) exist.

Death proceeds will be paid within 7 days of determination of the proceeds and are not subject to deferment. We may defer for up to 6 months payment of any surrender proceeds, withdrawal or loan amounts from the Guaranteed Interest Division.

GENERAL POLICY PROVISIONS

THE POLICY

The policy, including the original application and applications for an increase, riders, endorsements, any Schedule pages, and any reinstatement applications make up the entire contract between you and us. A copy of the original application will be attached to the policy at issue. A copy of any application as well as a new Schedule will be attached or furnished to you for attachment to the policy at the time of any change in coverage. In the absence of fraud, all statements made in any application will be considered representations and not warranties. No statement will be used to deny a claim unless it is in an application.

CONTRACT CHANGES

All changes made by us must be signed by our president or an officer and by our secretary or assistant secretary. No other person can change any of this policy's terms and conditions.

AGE

The policy is issued at the age shown in the Schedule. This is the insured's age nearest birthday on the policy date. The insured's age at any time is the age shown in the Schedule increased by the number of completed policy years.

PROCEDURES

We must receive any election, designation, assignment or any other change request you make in writing, except those specified on the application. It must be in a form acceptable to us. We may require a return of the policy for any change or for a full surrender. We are not liable for any action we take before we receive and record the written request at our Customer Service Center.

Form 2511(VUL)-2/01   23

In the event of the death of the insured, please let us or our agent know as soon as possible. Claim procedure instructions will be sent to the beneficiary immediately. We may require proof of age and a certified copy of the death certificate. We may require the beneficiary and next of kin to sign authorizations as part of due proof. These authorization forms allow us to obtain information about the Insured, including, but not limited to, medical records of physicians and hospitals used by the insured.

OWNERSHIP

The original owner is the person named as the owner in the application. You, as the owner, can exercise all rights and receive the benefits during the insured's life. This includes the right to change the owner, beneficiaries, and methods for the payment of proceeds. All rights of the owner are subject to the rights of any assignee and any irrevocable beneficiary.

You may name a new owner by sending written notice to us. The effective date of the change to the new owner will be the date you sign the notice. The change will not affect any payment made or action taken by us before recording the change at our Customer Service Center.

BENEFICIARIES

The primary beneficiary surviving the insured will receive any death proceeds which become payable. Surviving contingent beneficiaries are paid death proceeds only if no primary beneficiary has survived the insured. If more than one beneficiary in a class survives the insured, they will share the death proceeds equally, unless your designation provides otherwise. If there is no designated beneficiary surviving, you or your estate will be paid the death proceeds. The beneficiary designation will be on file with us or at a location designated by us. While you are living, you may name a new beneficiary. The effective date of the change will be the date the request was signed. We will pay proceeds to the most recent beneficiary designation on file. We will not be subject to multiple payments.

EXCHANGE RIGHT

If, for any reason within the first 2 policy years you want to exchange this policy for a policy in which values do not vary with the investment experience of the Separate Account, we will exchange this policy. This transfer will not be subject to the excess transfer charge. The exchange will be implemented by transferring your Account Value in all the divisions of the Separate Account to the Guaranteed Interest Division and removing your future right to choose to allocate funds to the divisions of the Separate Account. We will require a return of this policy before this change will be processed.

COLLATERAL ASSIGNMENT

You may assign this policy as collateral security by written notice to us. Once it is recorded with us, the rights of the owner and beneficiary are subject to the assignment. It is your responsibility to make sure the assignment is valid.

INCONTESTABILITY

After this policy has been in force during the insured's life for 2 years from the policy date, we will not contest the statements in the application attached at issue.

Form 2511(VUL)-2/01   24

After this policy has been in force during the insured's life for 2 years from the effective date of any new Segment or of an increase in any other benefit with respect to the insured, we will not contest the statements in the application for the new Segment or other increase.

After this policy has been in force during the insured's life for 2 years from the effective date of any reinstatement, we will not contest the statements in the application for such reinstatement.

MISSTATEMENT OF AGE OR GENDER

If the age or gender of the insured has been misstated, the death benefit will be adjusted. The death benefit will be that which the cost of insurance which was deducted from your Account Value on the last Monthly Processing Date prior to the death of the insured would have purchased for the insured's correct age and gender.

SUICIDE EXCLUSION

If the insured commits suicide, while sane or insane, within 2 years of the policy date, we will make a limited payment to the beneficiary. We will pay in one sum the amount of all premiums paid to us during that time, minus any outstanding Policy Loan (including accrued but unpaid interest) and Partial Withdrawals. Coverage under the policy will then terminate.

If the insured commits suicide, while sane or insane, within 2 years of the effective date of a new Segment or of an increase in any other benefit, we will make a limited payment to the beneficiary for the new Segment or other increase. This payment will equal the cost of insurance and any applicable monthly expense charges deducted for such increase. Coverage under that segment will then terminate.

PERIODIC REPORTS

We will send you at least once each year a report which shows the current Account Value, Cash Surrender Value and premiums paid since the last report. The report will also show the allocation of your Account Value as of the date of the report and the amounts added to or deducted from your Account Value of each Division since the last report. The report will include any other information that may be currently required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

ILLUSTRATION OF BENEFITS AND VALUES

We will send you, upon written request, a hypothetical illustration of future death benefits and Account Values. This illustration will include the information as required by the laws or regulations where this policy is delivered. If you request more than one illustration during a policy year, we will charge a reasonable fee for each additional illustration. The maximum amount of this fee is shown in the Schedule.

NONPARTICIPATING

The policy does not participate in our surplus earnings.

CUSTOMER SERVICE CENTER

Our Customer Service Center is at the address shown in the Schedule. Unless you are otherwise notified:

      a) All requests and payments should be sent to us at our Customer Service Center; and
      b) All transactions are effective as of the Valuation Date the required information is received at our Customer Service Center.

Form 2511(VUL)-2/01   25

PAYOUTS OTHER THAN AS ONE SUM

ELECTION

During the insured's lifetime, you may elect that the beneficiary receive the proceeds upon death of the insured other than in one sum. If you have not made an election, the Beneficiary may do so within 60 days after we receive due proof satisfactory to us of the insured's death. You may also elect to take the Net Cash Surrender Value of the policy upon its surrender other than in one sum. Satisfactory written request must be received at our Customer Service Center before payment can be made. A payee that is not a natural person may not be named without our consent. The various methods of settlement are described in the following Payout Options section.

PAYOUT OPTIONS

     OPTION I. Payouts for a Designated Period. Payouts will be made in 1, 2, 4, or 12 installments per year as elected for a designated period, which may be 5 to 30 years. The installment dollar amounts will be equal except for any excess interest as described below. The amount of the first monthly payout for each $1,000 of Account Value applied is shown in Settlement Option Table I.

     OPTION II. Life Income With Payouts for Designated Period. Payouts will be made in 1, 2, 4, or 12 installments per year throughout the payee's lifetime, or if longer, for a period of 5, 10, 15 or 20 years as elected. The installment dollar amounts will be equal except for any excess interest, as described below. The amount of the first monthly payout for each $1,000 of Account Value applied is shown in Settlement Option Table II. This option is not available for ages not shown in the Table.

Payouts for Payout Option II will be determined by using the 1983 Individual Annuity Mortality Table for the appropriate sex at 3 ½% interest

     OPTION III. Hold at Interest. Amounts may be left on deposit with us to be paid upon the death of the payee or at any earlier date elected. Interest on any unpaid balance will be at the rate declared by us or at any higher rate required by law. Interest may be accumulated or paid in 1, 2, 4, or 12 installments per year, as elected. Money may not be left on deposit for more than 30 years.

     OPTION IV. Payouts of a Designated Amount. Payouts will be made until proceeds, together with interest, which will be at the rate declared by us or at any higher rate required by law, are exhausted. Payouts will be made in 1, 2, 4, or 12 equal installments per year, as elected.

     OPTION V. Other. Settlement may be made in any other manner as agreed upon in writing between you (or the beneficiary) and us.

Form 2511(VUL)-2/01   26

CHANGE AND WITHDRAWAL

You may change an election at any time before the death of the insured. If you have given the beneficiary the right to make changes or withdrawals, or if the beneficiary has elected the option, the beneficiary (as primary payee) may take the actions below.

      a) Changes may be made from Payout Options I, III, and IV to another option.
      b) Full withdrawals may be made under Payout Option III or IV. Partial Withdrawals of not less than $300 may be made under Payout Option III.
      c) Remaining installments under Payout Option I may be commuted at 3½% interest and received in one sum.
      d) Changes in any contingent payee designation may be made.

A written request must be sent to our Customer Service Center in writing to make a change or withdrawal. We also may require that you send in the Supplemental Policy. We may defer payment of commuted and withdrawable amounts for a period up to 6 months.

EXCESS INTEREST

If we declare that Payout Options are to be credited with an interest rate above that guaranteed, it will apply to Payout Options I, II, III, and IV. The crediting of excess interest for one period does not guarantee the higher rate for other periods. Any declared interest rate will be in effect for at least 12 months.

MINIMUM AMOUNTS

The minimum amount which may be applied under any option is $2,000. If the payments to the payee are ever less than $20, we may change the frequency of payments so as to result in payments of at least that amount.

SUPPLEMENTARY POLICY

When an option becomes effective, the policy will be surrendered in exchange for a Supplementary Policy. It will provide for the manner of settlement and rights of the payees. The Supplementary Policy's effective date will be the date of the insured's death or the date of other settlement. The first payment under Options I, II, and IV will be payable as of the effective date. The first interest payment under Option III will be made as of the end of the interest payment period elected. Subsequent payments will be made in accordance with the frequency of payment elected. The Supplementary Policy may not be assigned or payments made to another without our consent.

INCOME PROTECTION

Unless otherwise provided in the election, a payee does not have the right to commute, transfer or encumber amounts held or installments to become payable. To the extent provided by law, the proceeds, amount retained, and installments are not subject to any payee's debts, policies, or engagements.

Form 2511(VUL)-2/01   27

DEATH OF PRIMARY PAYEE

Upon the primary payee's death, any payments certain under Option I or II, interest payments under Option III, or payments under Option IV will be continued to the contingent payee. Or, amounts may be released in one sum if permitted by the policy. The final payee will be the estate of the last to die of the primary payee and any contingent payee.

PAYMENTS OTHER THAN MONTHLY

The tables which follow show monthly installments for Options I and II. To arrive at annual, semiannual, or quarterly payments, multiply the appropriate figures by 11.813, 5.957 or 2.991 respectively. Factors for other periods certain or for other options which may be provided by mutual agreement will be provided upon reasonable request.

Form 2511(VUL)-2/01   28

SETTLEMENT OPTION TABLES

SETTLEMENT OPTION TABLE I

(Per $1,000 of Net Proceeds)

No. of Years Payable	Monthly Installments	No. of Years Payable	Monthly Installments
1	$84.65	16	6.76
2	43.05	17	6.47
3	29.19	18	6.20
4	22.27	19	5.97
5	18.12	20	5.75

6	15.35	21	5.56
7	13.38	22	5.39
8	11.90	23	5.24
9	10.75	24	5.09
10	9.83	25	4.96

11	9.09	26	4.84
12	8.46	27	4.73
13	7.94	28	4.63
14	7.49	29	4.53
15	7.10	30	4.45

Form 2511(VUL)-2/01   29

SETTLEMENT OPTION TABLE II
Female

( Per $1,000 of Net Proceeds)
Age of Payee Nearest Birthday When First Installment is Payable	Monthly Installment				Age of Payee Nearest Birthday When First Installment is Payable	Monthly Installments
Female	Life with 5 Years Certain	Life with 10 Years Certain	Life with 15 Years Certain	Life with 20 Years Certain	Female	Life with 5 Years Certain	Life with 10 Years Certain	Life with 15 Years Certain	Life with 20 Years Certain
15	3.19	3.19	3.19	3.19	41	3.76	3.76	3.75	3.73
16	3.20	3.20	3.20	3.20	42	3.80	3.80	3.78	3.77
17	3.22	3.22	3.21	3.21	43	3.84	3.84	3.82	3.81
18	3.23	3.23	3.23	3.23	44	3.88	3.88	3.86	3.84
19	3.24	3.24	3.24	3.24	45	3.93	3.92	3.91	3.88
20	3.26	3.26	3.26	3.25	46	3.98	3.97	3.95	3.92
21	3.27	3.27	3.27	3.27	47	4.03	4.02	4.00	3.97
22	3.29	3.29	3.29	3.28	48	4.08	4.07	4.05	4.01
23	3.31	3.30	3.30	3.30	49	4.13	4.12	4.10	4.06
24	3.32	3.32	3.32	3.32	50	4.19	4.18	4.15	4.11
25	3.34	3.34	3.34	3.33	51	4.25	4.24	4.21	4.16
26	3.36	3.36	3.35	3.35	52	4.32	4.30	4.26	4.21
27	3.38	3.38	3.37	3.37	53	4.38	4.36	4.33	4.27
28	3.40	3.40	3.39	3.39	54	4.46	4.43	4.39	4.32
29	3.42	3.42	3.41	3.41	55	4.53	4.51	4.46	4.38
30	3.44	3.44	3.43	3.43	56	4.61	4.58	4.53	4.44
31	3.46	3.46	3.46	3.45	57	4.70	4.66	4.60	4.51
32	3.49	3.48	3.48	3.48	58	4.79	4.75	4.68	4.57
33	3.51	3.51	3.51	3.50	59	4.88	4.84	4.76	4.64
34	3.54	3.54	3.53	3.52	60	4.99	4.93	4.84	4.70
35	3.57	3.56	3.56	3.55	61	5.09	5.03	4.93	4.77
36	3.60	3.59	3.59	3.58	62	5.21	5.14	5.02	4.84
37	3.63	3.62	3.62	3.61	63	5.33	5.25	5.12	4.91
38	3.66	3.65	3.65	3.64	64	5.46	5.37	5.21	4.98
39	3.69	3.69	3.68	3.67	65	5.60	5.50	5.31	5.05
40	3.73	3.72	3.71	3.70	66	5.75	5.63	5.42	5.12

Form 2511(VUL)-2/01   30

SETTLEMENT OPTION TABLE II/Female

(Continued)

( Per $1,000 of Net Proceeds)
Age of Payee Nearest Birthday When First Installment is Payable	Monthly Installment				Age of Payee Nearest Birthday When First Installment is Payable	Monthly Installment
Female	Life with 5 Years Certain	Life with 10 Years Certain	Life with 15 Years Certain	Life with 20 Years Certain	Female	Life with 5 Years Certain	Life with 10 Years Certain	Life with 15 Years Certain	Life with 20 Years Certain
67	5.91	5.77	5.53	5.19	92	14.45	9.61	7.09	5.75
68	6.08	5.91	5.63	5.25	93	14.81	9.66	7.10	5.75
69	6.26	6.07	5.74	5.32	94	15.16	9.70	7.10	5.75
70	6.46	6.23	5.86	5.37	95	15.49	9.73	7.10	5.75
71	6.67	6.40	5.97	5.43	96	15.80	9.76	7.10
72	6.89	6.58	6.08	5.48	97	16.11	9.79	7.10
73	7.13	6.76	6.18	5.52	98	16.40	9.80	7.10
74	7.39	6.95	6.29	5.57	99	16.68	9.82	7.10
75	7.67	7.14	6.39	5.60	100	16.95	9.82	7.10
76	7.96	7.34	6.48	5.63	101	17.20	9.83
77	8.28	7.54	6.57	5.66	102	17.43	9.83
78	8.61	7.74	6.65	5.68	103	17.62	9.83
79	8.97	7.94	6.72	5.70	104	17.78	9.83
80	9.34	8.13	6.79	5.71	105	17.91	9.83
81	9.73	8.32	6.84	5.72	106	18.00
82	10.14	8.50	6.89	5.73	107	18.06
83	10.57	8.67	6.94	5.74	108	18.09
84	11.01	8.83	6.97	5.74	109	18.11
85	11.46	8.97	7.00	5.75	110	18.11
86	11.91	9.10	7.02	5.75
87	12.36	9.22	7.04	5.75
88	12.81	9.32	7.06	5.75
89	13.25	9.41	7.07	5.75
90	13.67	9.48	7.08	5.75
91	14.07	9.55	7.09	5.75

Form 2511(VUL)-2/01   31

SETTLEMENT OPTION TABLE II
Male

( Per $1,000 of Net Proceeds)
Age of Payee Nearest Birthday When First Installment is Payable	Monthly Installment				Age of Payee Nearest Birthday When First Installment is Payable	Monthly Installments
Male	Life with 5 Years Certain	Life with 10 Years Certain	Life with 15 Years Certain	Life with 20 Years Certain	Male	Life with 5 Years Certain	Life with 10 Years Certain	Life with 15 Years Certain	Life with 20 Years Certain
15	3.28	3.28	3.27	3.27	41	4.01	4.00	3.97	3.94
16	3.29	3.29	3.29	3.28	42	4.06	4.04	4.01	3.98
17	3.31	3.31	3.30	3.30	43	4.11	4.09	4.06	4.02
18	3.32	3.32	3.32	3.32	44	4.16	4.14	4.11	4.06
19	3.34	3.34	3.34	3.33	45	4.22	4.20	4.16	4.11
20	3.36	3.36	3.35	3.35	46	4.28	4.25	4.21	4.16
21	3.38	3.38	3.37	3.37	47	4.34	4.31	4.27	4.21
22	3.40	3.40	3.39	3.39	48	4.41	4.38	4.33	4.26
23	3.42	3.42	3.41	3.41	49	4.48	4.44	4.39	4.31
24	3.44	3.44	3.43	3.43	50	4.55	4.51	4.45	4.36
25	3.46	3.46	3.45	3.45	51	4.62	4.58	4.52	4.42
26	3.49	3.48	3.48	3.47	52	4.70	4.66	4.58	4.48
27	3.51	3.51	3.50	3.49	53	4.79	4.74	4.65	4.54
28	3.54	3.53	3.53	3.52	54	4.88	4.82	4.73	4.60
29	3.56	3.56	3.55	3.54	55	4.97	4.91	4.80	4.66
30	3.59	3.59	3.58	3.57	56	5.07	5.00	4.88	4.72
31	3.62	3.62	3.61	3.60	57	5.17	5.10	4.97	4.78
32	3.65	3.65	3.64	3.62	58	5.29	5.20	5.05	4.85
33	3.68	3.68	3.67	3.65	59	5.41	5.31	5.14	4.91
34	3.72	3.71	3.70	3.68	60	5.53	5.42	5.23	4.97
35	3.75	3.75	3.73	3.72	61	5.67	5.54	5.33	5.04
36	3.79	3.78	3.77	3.75	62	5.81	5.67	5.42	5.10
37	3.83	3.82	3.81	3.78	63	5.97	5.80	5.52	5.16
38	3.87	3.86	3.85	3.82	64	6.13	5.94	5.62	5.22
39	3.92	3.90	3.89	3.86	65	6.31	6.08	5.72	5.28
40	3.96	3.95	3.93	3.90

Form 2511(VUL)-2/01   32

SETTLEMENT OPTION TABLE II/Male
(Continued)

( Per $1,000 of Net Proceeds)
Age of Payee Nearest Birthday When First Installment is Payable	Monthly Installment				Age of Payee Nearest Birthday When First Installment is Payable	Monthly Installment
Male	Life with 5 Years Certain	Life with 10 Years Certain	Life with 15 Years Certain	Life with 20 Years Certain	Male	Life with 5 Years Certain	Life with 10 Years Certain	Life with 15 Years Certain	Life with 20 Years Certain
66	6.49	6.23	5.82	5.33	91	14.64	9.64	7.09	5.75
67	6.69	6.38	5.92	5.38	92	15.00	9.68	7.10	5.75
68	6.90	6.54	6.02	5.43	93	15.34	9.72	7.10	5.75
69	7.12	6.71	6.12	5.48	94	15.68	9.75	7.10	5.75
70	7.35	6.87	6.21	5.52	95	16.00	9.78	7.10	5.75
71	7.60	7.05	6.30	5.55	96	16.30	9.80	7.10
72	7.86	7.22	6.39	5.59	97	16.59	9.81	7.10
73	8.13	7.40	6.47	5.62	98	16.86	9.82	7.10
74	8.42	7.57	6.55	5.64	99	17.11	9.83	7.10
75	8.72	7.75	6.62	5.66	100	17.33	9.83	7.10
76	9.04	7.92	6.69	5.68	101	17.53	9.83
77	9.37	8.09	6.75	5.70	102	17.69	9.83
78	9.72	8.26	6.81	5.71	103	17.82	9.83
79	10.08	8.42	6.86	5.72	104	17.92	9.83
80	10.44	8.57	6.90	5.73	105	18.00	9.83
81	10.82	8.71	6.94	5.74	106	18.05
82	11.21	8.85	6.97	5.74	107	18.08
83	11.59	8.97	7.00	5.75	108	18.10
84	11.99	9.09	7.02	5.75	109	18.11
85	12.38	9.20	7.04	5.75	110	18.11
86	12.76	9.29	7.05	5.75
87	13.15	9.38	7.07	5.75
88	13.53	9.46	7.08	5.75
89	13.91	9.53	7.08	5.75
90	14.28	9.59	7.09	5.75

Form 2511(VUL)-2/01   33

This Policy is a FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

Death benefits and other values provided by this contract, when based on the investment experience of a separate account, are variable. These values may increase or decrease based on investment experience and are not guaranteed as to a fixed dollar amount. Death benefits are payable by us upon the death of the insured. There is no maturity date. Flexible premiums are payable by you during the lifetime of the insured until the policy anniversary nearest the insured's 100th birthday.

SECURITY LIFE OF DENVER INSURANCE COMPANY
A Stock Company

Customer Service Center
P. O. Box 173888; Denver, Colorado 80217
Toll Free Number: 1(800)848-6362

Form 2511(VUL)-2/01